Exhibit 99.1

15245 Shady Grove Road Suite 470 Rockville, MD 20850 301.208.9191

May 22, 2014

Dear Shareholder:

We would like to update you on developments at RegeneRx over the past twelve months and advise you on our strategy through 2015. We accomplished several important goals this past year despite significant financial constraints. We are pleased that during this period, members of management and the board of directors, as well as one affiliated and two independent shareholders, continued to provide capital that was critical in allowing us to continue operations and protect our key assets during this challenging time. This enabled us to pursue strategic opportunities, as well as refine our product development strategy.

During this period, we continued to evaluate our intellectual property (IP) portfolio and maintained the most important patents and patent applications in countries of strategic value. This resulted in a continued reduction of IP-related expenses. During this period we were issued several CNS, ophthalmic, and dermal patents throughout the world. The value of the patents that issued, as well as others we believe will issue, is that they extend our proprietary position well beyond the original NIH U.S. patent that expires in 2019. We also amended the NIH license to reduce the annual minimum royalty payments from $25,000 to $2,000.

Our business strategy calls for an “outsourced” business model designed to support development of Tβ4-related products with minimal infrastructure and, therefore, we are fortunate to have had relatively limited overhead to support during difficult financial times. As disclosed in our public filings, we have only a few full time employees working on our projects, while we utilize part-time employees and consultants on an “as needed” basis to help us execute on our objectives. Our board of directors is actively engaged and meets regularly and “as needed” to discuss each initiative that comes before it, while several directors have provided capital at critical periods during the past twelve months.

Strategic Partnering

In March 2014, we signed a $2.5 million licensing and equity investment deal with a Korean company, G-treeBNT (formerly known as Digital Aria Ltd.). G-tree should be an excellent strategic partner for us. The licenses include the right for G-tree to develop and market our RGN-259 eye drops in the Pan Asia territory (excluding China, Hong Kong, Taiwan, and Macau, which are licensed to Lee’s Pharma), and the right to develop and market our RGN-137 dermal gel in the U.S. G-tree has assembled an experienced pharmaceutical team and has been very aggressive in putting together a product development plan utilizing our existing non-clinical and clinical data. G-tree purchased $2.35 million of common stock at $.12 per share, $1.35 million of which has been paid, and $1.0 million of which is due by August 31, 2014. G-tree also retains an option to purchase an additional $825,000 of common stock at $.15 per share until January 31, 2015. RegeneRx will receive royalties and milestone payments upon commercialization of any of the licensed products.

As mentioned in our shareholder letter last year, Lee’s Pharma licensed our technology for China, Hong Kong, Taiwan, and Macau. We have been working with Lee’s to help them prepare a Phase 2 IND submission in China to test RGN-259 in patients with moderate to severe dry eye. RegeneRx will receive royalties and milestone payments upon commercialization of any licensed product. We believe Lee’s will be filing an IND shortly and we will notify you as soon as we are notified of the submission.

We also continue to seek appropriate partners for RGN-352, our systemic formulation of Tβ4 for cardiac and CNS indications. However, any clinical work related to RGN-352 will require more extensive and, thus, more expensive clinical trials for which we will require a partner with substantial resources for further development at this time.

Internal Product Development Strategy

We seek to maximize the value of our product candidates by advancing their clinical development and then identifying suitable partners for further development, regulatory approval, and marketing. Our goal is to engage in strategic partnerships with companies with clinical development and commercialization experience in identified medical fields of interest.

In advancing this strategy, we plan to continue internal development of RGN-259 for ophthalmic indications. We feel that there are several opportunities in this area, as RGN-259 has initially demonstrated statistically significant benefits in neurotrophic keratopathy (NK) and dry eye, while maintaining an excellent safety profile across all clinical trials, to date. The data from the NK trial was instrumental in the U.S. FDA’s Office of Orphan Products granting orphan status to RGN-259 for his indication on December 31, 2013. This is our second product candidate with an orphan designation and, based on the designation, we are now considering moving directly into a Phase 3 clinical trial with the objective of securing the clinical data needed to obtain FDA approval for this indication. While we have not yet met with the FDA to discuss our strategy, we have assembled a highly qualified team of consultants and CROs to work with us to develop an IND package for FDA submission. We have been advised by our team that there is ample precedence for this clinical development path, even though we have limited patient data in NK. Moreover, we have seen no safety issues in over 350 patients that have been treated with our Tβ4 drug candidates, including over 90 treated for various corneal disorders, and we believe there is clinical evidence of a real benefit in patients with NK and dry eye.

In designing a Phase 3 clinical trial for NK, the CRO for this project believes that the entire study would take approximately six months. This suggests that if we start enrolling patients later this year we could be completed by mid-2015. While NK is a rare disorder, thus the orphan designation, we estimate the potential annual market in the U.S. could approach $100 million. A similar orphan opportunity may exist in the EU, as well.

We intend to meet with the FDA as soon as practicable to present our Phase 3 clinical plan for NK. We are also in the process of assessing the RGN-259 manufacturing process and documentation to evaluate readiness for transitioning to Phase 3 and, ultimately, commercial manufacturing. The outcome of this assessment will provide more specific timelines and costs required to achieve our current development objectives. Execution of this product development strategy is our number one priority through 2015.

We have also been holding discussions with doctors at the Kresge Eye Institute and Wayne State University in Detroit to support their objective of conducting a physician-sponsored Phase 2b study in severe dry eye, often associated with graft vs. host disease (GvHD). They previously conducted a small physician-sponsored study in this patient population with statistically significant (sign & symptom) improvements in patients treated with RGN-259 vs. placebo. They are interested in repeating the study with more patients to confirm their results. RegeneRx’s role would be to support the study by providing limited financial and regulatory support, as well as providing RGN-259 and placebo for the trial. While this would be a secondary priority for us, it is nonetheless important as it could expand the use of RGN-259 and possibly provide a second U.S. orphan opportunity in patients with severe dry eye resulting from GvHD.

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Orphan drug candidates have been of high interest to larger pharmaceutical and biotechnology companies in recent years. Consistent with our strategy to enhance the value of our product candidates, we believe that developing products for orphan indications offers the best path toward FDA approval and will significantly expand our strategic partnering opportunities.

Financial

From a financial perspective, we are in better condition than at this time last year due to the recent deal with G-tree. This capital has allowed us to continue operations and begin the assessment, evaluation and planning processes necessary for a Phase 3 clinical trial in NK. In assembling the team necessary to carry out this objective, we feel our use of an outsource model allows economic efficiencies that conserve our cash resources while determining the viability of this accelerated development strategy. However, we will need additional capital to make the financial commitments required to complete the proposed Phase 3 trial and maintain operations through 2015.

As a result of the improvement in our financial condition, as well as FDA orphan designation for RGN-259 for the treatment of neurotrophic keratopathy this past year, we have modified our clinical development plan and are leveraging our resources to implement a creative and potentially value-driven clinical program through 2015. We think we have a number of exciting clinical opportunities with RGN-259, both internally and through our licensees in Asia and, if any of us reaches one of these important clinical milestones, it could quickly change the future of RegeneRx. The next eighteen months should be exciting and, we hope, will lead to success in the clinic and add significant value to our company.

We continue to work diligently toward success and appreciate your continue support of RegeneRx, as well as your constructive comments, phone calls, and emails.

Best regards,

J.J. Finkelstein	Allan L. Goldstein, Ph.D.
President & CEO	Chairman and Chief Scientific Advisor

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Forward Looking Statements

Any statements in this shareholder letter that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  Forward-looking statements in this shareholder letter include, but are not limited to, statements regarding our strategic and research partnerships, future royalty and milestone payments, regulatory applications and approvals, the development of our drug candidates, the use of our drug candidates to treat various conditions, our growth strategy, and our financial needs.  The proposed clinical trials and costs and resources to support such trials, as well as the other forward-looking statements, are expectations and estimates based upon information obtained and calculated by the Company at this time and are subject to change.  Moreover, there is no guarantee any of these trials will be successful or confirm previous clinical results.  Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2013, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this shareholder letter represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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